Exhibit 8.1

March 14, 2017

NexPoint Residential Trust, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for NexPoint Residential Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration, under a Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”), and sale from time to time, on a delayed basis, as set forth in the prospectus constituting part of the Registration Statement, of (i) common shares, $0.01 par value per share, of the Company, (ii) preferred shares, $.01 par value per share, and (iii) warrants to purchase common shares or preferred shares.

You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with our opinion, we have reviewed and are relying upon (i) the Registration Statement (including the exhibits thereto), (ii) the Articles of Amendment and Restatement of the Company, as amended, as in effect on the date hereof, (iii) the Amended and Restated Bylaws of the Company as in effect on the date hereof, and (iv) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have relied upon the representations contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company. We have also assumed, with your consent, that NexPoint Real Estate Opportunities, LLC (fka Freedom REIT, LLC) was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2013, and through its taxable year ended December 31, 2015.

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We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. Our opinion is conditioned on the accuracy and completeness of the representations made in the Officer’s Certificate and in the Registration Statement and any change or inaccuracy in the representations referred to in the Registration Statement or the Officer’s Certificate may affect our conclusions set forth herein. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware.

Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated under the Code, published judicial authority and currently effective published rulings, administrative pronouncements and other guidance of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that

(1)	during the period commencing with the Company’s taxable year ended December 31, 2015 through its taxable year ended December 31, 2016, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2017 and for future taxable years; and

(2)	the statements set forth in the prospectus constituting part of the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to satisfy on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder and described in the Registration Statement with regard to (i) organizational and operational matters, including, among other things, the sources of its income, the composition of its assets, and the level of its distributions to holders of the Company’s shares, and (ii) the diversity of ownership of the Company’s shares. Jones Day has

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not verified and will not review or verify the compliance of the Company with the requirements for qualification and taxation as a REIT on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT for 2017 and subsequent taxable years.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “U.S. Federal Income Tax Considerations” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day